Exhibit 99.1

news release

QLT RECEIVES ORPHAN DRUG DESIGNATION FOR QLT091001 TO TREAT
LEBER CONGENITAL AMAUROSIS
For Immediate Release	December 7, 2010

Vancouver, Canada — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation for QLT091001, its oral synthetic retinoid, for the treatment of Leber Congenital Amaurosis (LCA). LCA is an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth.  QLT091001 is an orally administered synthetic retinoid replacement for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle.

“We are pleased to have received FDA orphan drug designation for QLT091001 as a potential treatment for LCA, as there are no FDA approved treatments for children suffering from this debilitating disease,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “It is an important step in the development of our oral synthetic retinoid as we continue to advance this program.”

The Orphan Drug Act allows for financial incentives to promote the development of drugs and biologics for the treatment of rare diseases or conditions which affect fewer than 200,000 patients in the United States. Incentives include a seven-year period of market exclusivity after approval for the indication, regulatory guidance, FDA fee reductions and tax credits related to development expenses.

About Leber Congenital Amaurosis (LCA)
LCA is an inherited degenerative retinal disease characterized by abnormalities such as roving eye movements and sensitivity to light, and manifesting in severe vision loss from birth. Eye examinations of infants with LCA reveal normal appearing retinas. However, a low level of retinal activity, measured by electroretinography, indicates very little visual function. Approximately 1 child out of every 81,000 births will inherit the disease. Mutations in the genes for retinal pigment epithelium protein 65 (RPE65) and lecithin:retinol acyltransferase (LRAT) result in an inadequate production of 11-cis-retinal and occur in approximately 10% of patients with LCA and to a lesser extent in Retinitis Pigmentosa (RP), another inherited retinal dystrophy.

About Synthetic Retinoid Drugs
Genetic diseases in the eye such as LCA and RP arise from gene mutations of enzymes or proteins required in the biochemistry of vision. QLT091001 is a replacement for 11-cis-retinal, which is an essential component of the retinoid-rhodopsin cycle and visual function.

The basis for using synthetic retinoids as replacement therapy for conditions where genetic defects result in deficiency of 11-cis-retinal is founded on experiments in mouse genetic models, including those developed in the laboratory of Dr. Krzysztof Palczewski. These experiments used mice that have mutations in either the Rpe65 or Lrat genes, the same as those associated with LCA in humans. Both mouse models have clinical features of the human disease. The biological activity of the synthetic retinoid was monitored by measuring the level of pigment-related compounds in the eye. Retinal function was also assessed by detecting electroretinograms (ERGs) and electrical nerve signals from the retina. Oral administration of QLT091001 showed evidence of having corrected the biochemical defect in the retinoid cycle in light-sensing cells (rods) and appeared to restore ERG responses to light in both models of LCA.

About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com

The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
Or
New York, USA
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com

Visudyne® is a registered trademark of Novartis AG.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”

Forward-Looking Statements
Certain statements contained in this press release, which are not historical facts, are “forward-looking statements,” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our beliefs regarding the potential benefits, targets and market opportunity of QLT091001 and the orphan drug designation of QLT091001; our expectations regarding our clinical development plans and strategy for QLT091001; and statements which contain language such as “expects,” “will,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the results expressed or implied by such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: risks and uncertainties associated with the timing, expense and outcome of research and development programs and commercialization of products (including the difficulty of predicting the timing and outcome of the synthetic retinoid drug development efforts, enrollment, clinical testing and regulatory approvals and designations or actions); uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of QLT091001 and our other technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and other factors as described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.